Exhibit 99.1

MRC Global Names Non-Executive Chairman

Chairman and CEO roles separated

CEO employment agreement extended until May 2020

Houston, TX – February 18, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, announced that its board of directors named Rhys J. Best as non-executive chairman effective as of its upcoming annual meeting of shareholders on April 28, 2016. Among other responsibilities, as non-executive chairman, Mr. Best will coordinate future agendas for MRC Global board and shareholder meetings, preside at those meetings, serve as the liaison between management and the independent directors and consult on shareholder engagement and governance matters. Mr. Best joined the MRC Global board in 2008 and has held various leadership roles including chair of the compensation and governance committees. Since 2014, he has served as lead independent director.

Andrew R. Lane will continue to serve as President & CEO and as a director, roles he has held since September 2008. The board also extended Mr. Lane’s employment agreement until May 2020.

Mr. Lane stated, “In February 2016, we celebrate our 95th year in business. I’m very proud of what we’ve accomplished since 2008, when we started transitioning from a private company through a successful initial public offering (IPO) in April 2012 and now to a Fortune 500 public company. The board has given careful consideration to separating these roles since our IPO. Given the downturn in oil and gas markets, this change allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering shareholder value. In addition, we have recently added additional public company board expertise to our company. Given these factors, we believe this is a good time to make this change in our governance structure.”

Mr. Best stated, “I am pleased that I will continue my relationship with MRC Global in this new role. The board, Andrew, our experienced executive management team and the employees of MRC Global are committed to working together to strive to deliver the best service and value for our customers and the best results for our shareholders.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

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